NEWS RELEASE
FOR IMMEDIATE RELEASE
July 30, 2019
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2019 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended June 30, 2019. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which will be filed with the Securities and Exchange Commission ("SEC") on or about August 9, 2019 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $22.9 million;

•	basic and diluted earnings per share of $0.17;

•	net interest margin of 2.29%;

•	paid dividends of $46.2 million, or $0.335 per share, including a $0.25 per share True Blue® Capitol dividend; and

•	total commercial loans and commitments outstanding of $1.01 billion at quarter-end.

Comparison of Operating Results for the Three Months Ended June 30, 2019 and March 31, 2019

For the quarter ended June 30, 2019, the Company recognized net income of $22.9 million, or $0.17 per share, compared to net income of $24.6 million, or $0.18 per share, for the quarter ended March 31, 2019. The decrease in net income was due primarily to an increase in non-interest expense and interest expense, partially offset by an increase in non-interest income and lower income tax expense.

Net interest income decreased $916 thousand, or 1.7%, from the prior quarter to $51.7 million for the current quarter. The leverage strategy was not in place during the current quarter or the prior quarter. The net interest margin decreased four basis points from 2.33% for the prior quarter to 2.29% for the current quarter. The decrease in the net interest margin was due mainly to an increase in the cost of deposits, primarily retail/business certificates of deposit.

To the extent market rates of interest remain at current levels or go lower during the quarter ending September 30, 2019, the Company expects a decrease in our net interest margin due primarily to lower yields on our loans and securities. If realized, the decrease in the yields on our loans and securities is expected to be from loans originated at lower rates, adjustable-rate loans repricing lower and increased prepayment speeds on our correspondent loans and mortgage-backed securities ("MBS") portfolios, which would accelerate the amortization of the premiums we have paid to acquire these assets. The rates on our certificate of deposit portfolio and borrowings may also decrease if market rates decrease, but likely at a slower pace than interest-earning assets because the majority of those liabilities have stated maturities. It is anticipated that our non-interest income and non-interest expense will remain consistent with prior periods in the upcoming quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter was 3.64%, unchanged from the prior quarter, while the average balance of interest-earning assets decreased $646 thousand between the two periods. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$71,434	$71,657	$(223)	(0.3)%
MBS	6,613	6,301	312	5.0
Federal Home Loan Bank Topeka ("FHLB") stock	1,865	1,831	34	1.9
Investment securities	1,835	1,505	330	21.9
Cash and cash equivalents	464	743	(279)	(37.6)
Total interest and dividend income	$82,211	$82,037	$174	0.2

The decrease in interest income on loans receivable was due primarily to a decrease in interest income on one- to four-family loans, largely offset by an increase in interest income on commercial loans. The increase in interest income on the MBS portfolio was due primarily to a $41.7 million increase in the average balance of the portfolio. The increase in interest income on investment securities was due mainly to a 31 basis point increase in the average yield on the portfolio resulting primarily from discount accretion on securities called during the quarter, along with an $18.5 million increase in the average balance of the portfolio. The decrease in interest income on cash and cash equivalents was due to a $46.8 million decrease in the average balance, as excess operating cash was invested in MBS and investment securities during the current quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased three basis points, from 1.51% for the prior quarter to 1.54% for the current quarter, while the average balance of interest-bearing liabilities decreased $796 thousand between the two periods. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$16,909	$16,096	$813	5.1%
FHLB borrowings	12,981	12,525	456	3.6
Other borrowings	640	819	(179)	(21.9)
Total interest expense	$30,530	$29,440	$1,090	3.7

The increase in interest expense on deposits was due primarily to a five basis point increase in the weighted average rate paid, to 1.21% for the current quarter. The increase in the weighted average rate paid was due primarily to an eight basis point increase in the average retail/business certificate of deposit portfolio rate.

The increase in interest expense on FHLB borrowings was due to a five basis point increase in the weighted average rate paid, to 2.35% for the current quarter. The increase in the weighted average rate paid was due mainly to the maturity of a $100 million advance that had a rate lower than the overall portfolio rate.

The decrease in interest expense on other borrowings was due to a decrease in the average balance as a result of the redemption of the junior subordinated debentures that were assumed as part of the acquisition of Capital City Bancshares, Inc. ("CCB").

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $450 thousand, compared to no provision for credit losses during the prior quarter. The $450 thousand provision for credit losses in the current quarter was primarily a result of commercial loan activities. See additional allowance for credit losses ("ACL") discussion in the Supplemental Financial Information - Asset Quality section of this release.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,131	$3,091	$40	1.3%
Income from bank-owned life insurance ("BOLI")	590	587	3	0.5
Other non-interest income	1,953	1,323	630	47.6
Total non-interest income	$5,674	$5,001	$673	13.5

The increase in other non-interest income was due primarily to an increase in insurance commissions resulting from the receipt of annual commissions and the related adjustments to accruals, along with miscellaneous loan related income.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,454	$12,789	$665	5.2%
Information technology and related expense	4,652	4,284	368	8.6
Occupancy, net	3,224	3,292	(68)	(2.1)
Regulatory and outside services	1,425	1,056	369	34.9
Advertising and promotional	1,447	1,390	57	4.1
Office supplies and related expense	689	736	(47)	(6.4)
Deposit and loan transaction costs	681	465	216	46.5
Federal insurance premium	600	659	(59)	(9.0)
Other non-interest expense	1,519	1,470	49	3.3
Total non-interest expense	$27,691	$26,141	$1,550	5.9

The increase in salaries and employee benefits expense was due mainly to additional expense on unallocated Employee Stock Ownership Plan ("ESOP") shares arising from the $0.25 per share True Blue Capitol dividend paid on those shares in June 2019. The expense recognized in the current quarter was $453 thousand, and it is expected that $453 thousand will also be recognized during the quarter ending September 30, 2019.  The increase in information technology and related expense was due primarily to costs related to the integration of CCB operations. The increase in regulatory and outside services was due mainly to the timing of external audit billings. The increase in deposit and loan transaction costs was due mainly to loan-related activities and debit card expenses related to the CCB integration.

The Company's efficiency ratio was 48.28% for the current quarter compared to 45.38% for the prior quarter. The increase in the efficiency ratio was due primarily to higher non-interest expense in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $6.3 million for the current quarter, compared to $6.9 million for the prior quarter. The effective tax rate was 21.6% for the current quarter compared to 21.9% for the prior quarter. Management estimates the effective income tax rate for fiscal year 2019 will be approximately 22%.

Comparison of Operating Results for the Nine Months Ended June 30, 2019 and 2018

The Company recognized net income of $71.8 million, or $0.52 per share, for the nine month period ended June 30, 2019 compared to net income of $77.5 million, or $0.58 per share, for the nine month period ended June 30, 2018. The decrease in net income was due primarily to an increase in non-interest expense during the current year nine month period, as well as the enactment of the Tax Cuts and Jobs Act (the "Tax Act") positively impacting the prior year nine month period as discussed below. These changes were partially offset by an increase in net interest income due primarily to the higher yielding loans added in the CCB acquisition. The Tax Act reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company revalued its deferred tax assets and liabilities in December 2017 to account for the lower corporate income tax rate, which reduced income tax expense.

The net interest margin increased 43 basis points, from 1.87% for the prior year nine month period to 2.30% for the current year nine month period. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The leverage strategy was suspended at certain times during the current year nine month period due to the negative interest rate spreads between the related FHLB borrowings and cash held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City") making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. Excluding the effects of the leverage strategy, the net interest margin would have increased nine basis points, from 2.23% for the prior year nine month period to 2.32% for the current year nine month period. The increase in the net interest margin excluding the effects of the leverage strategy was due mainly to the addition of higher yielding commercial loans in the CCB acquisition.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 53 basis points, from 3.08% for the prior year nine month period to 3.61% for the current year nine month period, while the average balance of interest-earning assets decreased $1.50 billion from the prior year nine month period. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 27 basis points, from 3.35% for the prior year nine month period to 3.62% for the current year nine month period, and the average balance of interest-earning assets would have increased $263.7 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$213,863	$193,276	$20,587	10.7%
MBS	19,437	16,563	2,874	17.4
FHLB stock	5,667	9,115	(3,448)	(37.8)
Investment securities	4,781	3,395	1,386	40.8
Cash and cash equivalents	2,921	22,230	(19,309)	(86.9)
Total interest and dividend income	$246,669	$244,579	$2,090	0.9

The increase in interest income on loans receivable was due to a $337.9 million increase in the average balance of the portfolio, as well as a 21 basis point increase in the weighted average yield on the portfolio to 3.78% for the current year nine month period. The increase in the average balance was due mainly to the acquisition of CCB. The increase in the weighted average yield was also due mainly to the addition of higher yielding loans associated with the CCB acquisition, legacy adjustable-rate loans repricing to higher market rates, and the origination and purchase of new loans at higher market rates.

The increase in interest income on the MBS portfolio was due to a 30 basis point increase in the weighted average yield on the portfolio to 2.62% for the current year nine month period, along with a $37.7 million increase in the average balance of the portfolio. The increase in the weighted average yield was due primarily to a decrease in the impact of net premium amortization, as well as adjustable-rate MBS repricing to higher market rates. Net premium amortization of $1.0 million during the current year nine month period decreased the weighted average yield on the portfolio by 14 basis points. During the prior year nine month period, $2.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 33 basis points. As of June 30, 2019, the remaining net balance of premiums on our portfolio of MBS was $2.5 million.

The decrease in dividend income on FHLB stock was due to a decrease in the average balance of FHLB stock as a result of the leverage strategy not being in place as often during the current year nine month period as compared to the prior year nine month period. This was partially offset by a higher dividend rate on FHLB stock during the current year nine month period.

The increase in interest income on the investment securities portfolio was due to a 75 basis point increase in the weighted average yield on the portfolio to 2.26%. The increase in the weighted average yield was primarily a result of replacing maturing securities at higher market rates.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy decreased $420 thousand from the prior year nine month period due to a $94.3 million decrease in the average balance, partially offset by an 86 basis point increase in the weighted average yield which was related to cash balances held at the FRB of Kansas City. Interest income on cash associated with the leverage strategy decreased $18.9 million from the prior year nine month period due to a $1.68 billion decrease in the average balance, as the leverage strategy was in place less often during the current year nine month period. See additional discussion regarding the leverage strategy in the Financial Condition section below.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 15 basis points, from 1.36% for the prior year nine month period to 1.51% for the current year nine month period, while the average balance of interest-bearing liabilities decreased $1.44 billion from the prior year nine month period. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased 19 basis points, from 1.31% for the prior year nine month period to 1.50% for the current year nine month period, and the average balance of interest-bearing liabilities would have increased $316.7 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$48,730	$38,028	$10,702	28.1%
FHLB borrowings	39,036	55,190	(16,154)	(29.3)
Other borrowings	2,324	2,665	(341)	(12.8)
Total interest expense	$90,090	$95,883	$(5,793)	(6.0)

The increase in interest expense on deposits was due primarily to a 21 basis point increase in the weighted average rate, to 1.17% for the current year nine month period. The deposit accounts assumed in the CCB acquisition were at a lower average rate than our legacy deposit portfolio rate and our overall deposit portfolio rate, which partially offset the increase in the deposit portfolio rate in the current year nine month period. The increase in the weighted average rate was due primarily to increases in the average retail/business certificate of deposit portfolio rate and money market portfolio rate, which increased 28 basis points and 36 basis points, respectively, as market interest rates increased between periods. Additionally, the Bank recently increased offered rates on short-term and certain intermediate-term certificates of deposit in an effort to encourage customers to move funds to those terms. See the Financial Condition section below for more information.

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $4.2 million from the prior year nine month period due to a 23 basis point increase in the weighted average rate paid on the portfolio, to 2.29% for the current year nine month period, and a $30.9 million increase in the average balance of the portfolio. The increase in the weighted average rate paid was due primarily to certain maturing advances being replaced at higher effective market interest rates. Interest expense on FHLB borrowings associated with the leverage strategy decreased $20.4 million from the prior year nine month period due to the leverage strategy not being in place as often during the current year nine month period.

The decrease in interest expense on other borrowings was due mainly to the maturity of a $100.0 million repurchase agreement during the prior fiscal year, which was not replaced with a new repurchase agreement.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current year nine month period of $450 thousand, compared to no provision for credit losses during the prior year nine month period. The $450 thousand provision for credit losses in the current year nine month period is primarily a result of commercial loan activities during the current quarter. See additional ACL discussion in the Supplemental Financial Information - Asset Quality section of this release.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$9,581	$11,550	$(1,969)	(17.0)%
Income from BOLI	1,812	1,320	492	37.3
Other non-interest income	4,706	3,345	1,361	40.7
Total non-interest income	$16,099	$16,215	$(116)	(0.7)

The decrease in deposit service fees was due mainly to a change in the presentation of interchange network charges related to the adoption of a new revenue recognition accounting standard during the current year nine month period. Previously, interchange network charges were reported in deposit and loan expense. Upon adoption of the new revenue recognition accounting standard on October 1, 2018, interchange transaction fee income is reported net of interchange network charges, which totaled $2.5 million during the current year nine month period and $2.2 million during the prior year nine month period.

The increase in income from BOLI was due primarily to a one-time adjustment during the prior year nine month period to the benchmark rate associated with one of the policies which reduced income from BOLI during that period, as well as to an increase in income related to policies acquired in the CCB acquisition.

The increase in other non-interest income was due mainly to revenues from the trust asset management operations acquired from CCB, loan related income mainly related to the CCB acquisition, and insurance commission income. Additionally, the prior year nine month period included a loss on the sale of loans as management tested loan sale processes for liquidity purposes, and there were no loan sales in the current year nine month period.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$39,205	$33,631	$5,574	16.6%
Information technology and related expense	13,535	10,316	3,219	31.2
Occupancy, net	9,768	8,391	1,377	16.4
Regulatory and outside services	4,247	3,919	328	8.4
Advertising and promotional	3,597	3,512	85	2.4
Office supplies and related expense	1,884	1,339	545	40.7
Deposit and loan transaction costs	1,882	4,157	(2,275)	(54.7)
Federal insurance premium	1,787	2,512	(725)	(28.9)
Other non-interest expense	4,709	2,368	2,341	98.9
Total non-interest expense	$80,614	$70,145	$10,469	14.9

The increase in salaries and employee benefits was due primarily to $4.8 million of expense related to former CCB employees during the current year nine month period. The increase in information technology and related expense was due mainly to an increase in software licensing and costs related to the integration of CCB operations. The increase in occupancy, net was due primarily to expenses related to properties acquired in the CCB acquisition. The increase in regulatory and outside services was due mainly to an increase in consulting expenses. The increase in office supplies and related expense was due primarily to costs related to the integration of CCB customers and operations. The decrease in deposit and loan transaction costs was due mainly to the adoption of the new revenue recognition standard discussed above. The decrease in federal insurance premium was due primarily to a decrease in average assets as a result of a reduction in the usage of the leverage strategy in the current year nine month period. The increase in other non-interest expense was due primarily to amortization of deposit intangibles associated with the acquisition of CCB.

The Company's efficiency ratio was 46.68% for the current year nine month period compared to 42.54% for the prior year nine month period. The change in the efficiency ratio was due to higher non-interest expense in the current year nine month period compared to the prior year nine month period.

Income Tax Expense
Income tax expense was $19.8 million for the current year nine month period compared to $17.2 million for the prior year nine month period. The effective tax rate was 21.6% for the current year nine month period compared to 18.2% for the prior year nine month period. The increase in the effective tax rate compared to the prior year nine month period was due mainly to the Tax Act being signed into law in December 2017. In accordance with GAAP, the Company revalued its deferred tax assets and liabilities in December 2017 to account for the lower corporate tax rate which reduced income tax expense.

Financial Condition as of June 30, 2019
Management continues to manage the size and mix of the loan portfolio by utilizing cash flows from the one- to four-family loan portfolio to fund commercial loan growth. Given the current level of total assets, it is unlikely that net loan growth will substantially increase in the current environment. Over the past few years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher costing liabilities, we have been able to maintain our net interest margin.  Additionally, the Bank recently began reducing its balance of public unit certificates of deposit in order to reduce its use of expensive wholesale funds and release securities pledged as collateral, which assists with liquidity levels. Management intends to reduce the balance of public unit certificates of deposit to approximately $300.0 million by September 30, 2019. Management continues to evaluate liquidity levels, as measured by the ratio of securities and cash to total assets, and may consider reducing its target ratio below the current target level of 15%.

Total assets were $9.29 billion at June 30, 2019 compared to $9.53 billion at March 31, 2019. The $248.3 million decrease was spread across all interest-earning asset types. During the current quarter, excess operating cash and cash flows from the payments on securities and loan portfolios were used, in part, to reduce FHLB borrowings by $100.0 million and to fund cash outflows from the deposit portfolio. The loans receivable portfolio decreased by $63.3 million. The decrease in the one- to four-family loan portfolio was partially offset by an increase in the commercial loan portfolio. The commercial loan portfolio was $798.7 million at June 30, 2019, compared to $729.7 million at March 31, 2019 and $569.6 million at September 30, 2018. At June 30, 2019, the commercial loan portfolio was composed of 77% commercial real estate, 15% commercial construction, and 8% commercial and industrial. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $195.3 million, was $925.8 million at June 30, 2019. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $19.6 million, was $87.8 million at June 30, 2019, for a total commercial potential exposure of $1.01 billion.

The deposit portfolio decreased $120.2 million during the current quarter due primarily to a $57.2 million decrease in the public unit certificate of deposit portfolio and the typical seasonal reductions in the balance of checking and money market accounts as customers routinely use accumulated balances to pay income taxes during the June quarter. Additionally, money market accounts decreased during the current quarter as certain customers moved money market balances into short-term certificates of deposit. The amount of certificates of deposit scheduled to mature during the current quarter was higher than the previous three quarters, and the Bank retained the maturing certificates of deposit at a higher rate than the previous three quarters. Many of the deposits retained during the current quarter were renewed into shorter term maturities, as customers took advantage of the Bank's higher offered rates on shorter-term and certain intermediate-term certificates of deposit, which will allow the Bank to more quickly reprice deposits lower if market interest rates were to decrease.

While total assets and deposits decreased during the current quarter, when compared to December 31, 2018, total assets are down $17.5 million and the total balance of deposits increased $23.0 million, even after the reduction in public unit certificates of deposit. The increase in deposits during the quarter ended March 31, 2019 appear to have been due to depositors looking to temporarily place money, which was then withdrawn during the quarter ended June 30, 2019. As management considers the changes in the ba lance sheet over the longer term, we recognize that there may be fluctuations from period to period as we work to build sustainable portfolios over time.

Total assets decreased $163.3 million from September 30, 2018 to June 30, 2019. The decrease was largely in operating cash and the securities portfolio. The loans receivable portfolio has been relatively unchanged during the current fiscal year. The one- to four-family loan portfolio decreased $229.1 million while the commercial loan portfolio increased by the same amount as cash flows from the one- to four-family loan portfolio were used to fund commercial loan growth. During the current year nine month period, the Bank originated and refinanced $429.7 million of one- to four-family and consumer loans with a weighted average rate of 4.45% and purchased $122.4 million of one- to four-family loans from correspondent lenders with a weighted average rate of 4.30%. The Bank also originated $147.0 million of commercial loans with a weighted average rate of 5.05% and entered into commercial real estate loan participations totaling $78.5 million at a weighted average rate of 5.44%.

The deposit portfolio decreased $22.5 million, or 0.4%, from September 30, 2018 to June 30, 2019. The public unit certificate of deposit portfolio decreased $64.8 million which was partially offset by an increase in the checking and retail/business certificate of deposit portfolios. Excluding the impact of the runoff of the public unit certificates of deposit, total deposits would have increased $42.3 million over the same period.

At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy during the current year nine month period involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end, or earlier if the strategy was suspended. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 7.3% from dividends during the current year nine month period, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $14 thousand during the current year nine month period, compared to $1.7 million during the prior year nine month period. The decrease was due mainly to the strategy being suspended for the majority of the current year nine month period due to the large negative interest rate spread, making the strategy unprofitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

Stockholders' equity was $1.33 billion at June 30, 2019 compared to $1.39 billion at September 30, 2018. The $64.5 million decrease was due primarily to the payment of $123.2 million in cash dividends, partially offset by net income of $71.8 million. In the long run, management considers a ratio of stockholders' equity to total assets at the Bank of at least 10% an appropriate level of capital. At June 30, 2019, this ratio was 12.6%. The cash dividends paid during the current year nine month period totaled $0.895 per share and consisted of a $0.39 per share cash true-up dividend related to fiscal year 2018 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol dividend, and three regular quarterly cash dividends totaling $0.255 per share. On July 17, 2019, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on August 16, 2019 to stockholders of record as of the close of business on August 2, 2019.

At June 30, 2019, Capitol Federal Financial, Inc., at the holding company level, had $112.0 million on deposit at the Bank. For fiscal year 2019, it is the intent of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company has authorized the repurchase of up to $70.0 million of its common stock under its stock repurchase plan. Shares may be repurchased from time to time based upon market conditions and available liquidity. There is no expiration for this repurchase plan and no shares have been repurchased under this repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	June 30,	September 30,	June 30,
	2019	2018	2018
	(Dollars in thousands)
Stockholders' equity	$1,327,099	$1,391,622	$1,341,325
Equity to total assets at end of period	14.3%	14.7%	14.8%

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2019.

Total shares outstanding	141,421,630
Less unallocated ESOP shares and unvested restricted stock	(3,630,959)
Net shares outstanding	137,790,671

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of June 30, 2019, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at June 30, 2019.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	12.4%	5.0%
Common equity tier 1 capital ratio	23.8	6.5
Tier 1 capital ratio	23.8	8.0
Total capital ratio	24.0	10.0

The following table presents a reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of June 30, 2019 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,171,199
Accumulated Other Comprehensive Income ("AOCI")	12,532
Goodwill and other intangibles, net of deferred tax liabilities	(15,579)
Total tier 1 capital	1,168,152
ACL	9,036
Total capital	$1,177,188

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the possibility that expected cost savings, synergies and other benefits from the acquisition of CCB might not be realized within the anticipated time frames or at all, changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	September 30,
	2019	2018
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $20,204 and $122,733)	$43,051	$139,055
Securities:
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $759,221 and $718,564)	769,393	714,614
Held-to-maturity, at amortized cost (estimated fair value of $486,590 and $601,071)	483,858	612,318
Loans receivable, net (ACL of $9,036 and $8,463)	7,507,468	7,514,485
FHLB stock, at cost	100,109	99,726
Premises and equipment, net	96,170	96,005
Income taxes receivable, net	495	2,177
Other assets	285,731	271,167
TOTAL ASSETS	$9,286,275	$9,449,547

LIABILITIES:
Deposits	$5,580,871	$5,603,354
FHLB borrowings	2,139,987	2,174,981
Other borrowings	100,000	110,052
Advance payments by borrowers for taxes and insurance	39,769	65,264
Deferred income tax liabilities, net	15,135	21,253
Accounts payable and accrued expenses	83,414	83,021
Total liabilities	7,959,176	8,057,925

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,421,630 and 141,225,516
shares issued and outstanding as of June 30, 2019 and September 30, 2018, respectively	1,414	1,412
Additional paid-in capital	1,209,740	1,207,644
Unearned compensation, ESOP	(35,104)	(36,343)
Retained earnings	163,581	214,569
AOCI, net of tax	(12,532)	4,340
Total stockholders' equity	1,327,099	1,391,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,286,275	$9,449,547

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans receivable	$71,434	$71,657	$213,863	$193,276
MBS	6,613	6,301	19,437	16,563
FHLB stock	1,865	1,831	5,667	9,115
Investment securities	1,835	1,505	4,781	3,395
Cash and cash equivalents	464	743	2,921	22,230
Total interest and dividend income	82,211	82,037	246,669	244,579

INTEREST EXPENSE:
Deposits	16,909	16,096	48,730	38,028
FHLB borrowings	12,981	12,525	39,036	55,190
Other borrowings	640	819	2,324	2,665
Total interest expense	30,530	29,440	90,090	95,883

NET INTEREST INCOME	51,681	52,597	156,579	148,696

PROVISION FOR CREDIT LOSSES	450	—	450	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	51,231	52,597	156,129	148,696

NON-INTEREST INCOME:
Deposit service fees	3,131	3,091	9,581	11,550
Income from BOLI	590	587	1,812	1,320
Other non-interest income	1,953	1,323	4,706	3,345
Total non-interest income	5,674	5,001	16,099	16,215

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,454	12,789	39,205	33,631
Information technology and related expense	4,652	4,284	13,535	10,316
Occupancy, net	3,224	3,292	9,768	8,391
Regulatory and outside services	1,425	1,056	4,247	3,919
Advertising and promotional	1,447	1,390	3,597	3,512
Office supplies and related expense	689	736	1,884	1,339
Deposit and loan transaction costs	681	465	1,882	4,157
Federal insurance premium	600	659	1,787	2,512
Other non-interest expense	1,519	1,470	4,709	2,368
Total non-interest expense	27,691	26,141	80,614	70,145
INCOME BEFORE INCOME TAX EXPENSE	29,214	31,457	91,614	94,766
INCOME TAX EXPENSE	6,317	6,903	19,780	17,228
NET INCOME	$22,897	$24,554	$71,834	$77,538

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2019	2019	2019	2018
	(Dollars in thousands, except per share amounts)
Net income	$22,897	$24,554	$71,834	$77,538
Income allocated to participating securities	(16)	(10)	(35)	(32)
Net income available to common stockholders	$22,881	$24,544	$71,799	$77,506

Average common shares outstanding	137,637,428	137,593,062	137,593,497	134,386,678
Average committed ESOP shares outstanding	83,052	41,758	41,602	41,602
Total basic average common shares outstanding	137,720,480	137,634,820	137,635,099	134,428,280

Effect of dilutive stock options	67,048	55,897	55,335	62,275

Total diluted average common shares outstanding	137,787,528	137,690,717	137,690,434	134,490,555

Net earnings per share:
Basic	$0.17	$0.18	$0.52	$0.58
Diluted	$0.17	$0.18	$0.52	$0.58

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	457,486	494,395	491,669	541,493

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	June 30, 2019			March 31, 2019			September 30, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,853,289	3.77%	51.4%	$3,922,565	3.78%	51.9%	$3,965,692	3.74%	52.8%
Correspondent purchased	2,417,307	3.64	32.2	2,470,619	3.63	32.7	2,505,987	3.59	33.4
Bulk purchased	264,256	2.85	3.5	272,575	2.77	3.6	293,607	2.60	3.9
Construction	34,481	4.16	0.5	33,525	4.38	0.4	33,149	4.03	0.4
Total	6,569,333	3.69	87.6	6,699,284	3.68	88.6	6,798,435	3.64	90.5
Commercial:
Commercial real estate	612,287	4.53	8.2	547,202	4.48	7.2	426,243	4.33	5.7
Commercial and industrial	68,243	5.20	0.9	73,852	5.25	1.0	62,869	5.00	0.9
Construction	118,218	4.94	1.6	108,649	4.76	1.4	80,498	4.59	1.1
Total	798,748	4.65	10.7	729,703	4.60	9.6	569,610	4.44	7.7
Consumer loans:
Home equity	122,696	6.38	1.6	125,176	6.38	1.7	129,588	5.97	1.7
Other	10,964	4.51	0.1	9,913	4.52	0.1	10,012	4.59	0.1
Total	133,660	6.22	1.7	135,089	6.24	1.8	139,600	5.87	1.8
Total loans receivable	7,501,741	3.83	100.0%	7,564,076	3.82	100.0%	7,507,645	3.74	100.0%

Less:
ACL	9,036			8,619			8,463
Discounts/unearned loan fees	31,748			32,582			33,933
Premiums/deferred costs	(46,511)			(47,931)			(49,236)
Total loans receivable, net	$7,507,468			$7,570,806			$7,514,485

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that were sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal.

	For the Three Months Ended
	June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,564,076	3.82%	$7,518,887	3.78%	$7,507,645	3.74%	$7,226,169	3.66%
Originated and refinanced:
Fixed	121,871	4.09	78,678	4.58	116,032	4.59	117,904	4.44
Adjustable	63,341	4.87	123,006	4.80	73,711	4.98	56,996	4.55
Purchased and participations:
Fixed	29,447	4.65	35,387	5.46	72,140	4.60	80,138	4.40
Adjustable	10,018	3.85	11,331	4.01	42,651	4.88	20,105	3.92
Loans added in CCB acquisition, net	—	—	—	—	—	—	299,659	4.77
Change in undisbursed loan funds	34,742		30,500		(25,315)		(8,104)
Repayments	(321,439)		(233,625)		(267,469)		(284,927)
Principal (charge-offs)/recoveries, net	(33)		61		95		119
Other	(282)		(149)		(603)		(414)
Ending balance	$7,501,741	3.83	$7,564,076	3.82	$7,518,887	3.78	$7,507,645	3.74

	For the Nine Months Ended
	June 30, 2019		June 30, 2018
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,507,645	3.74%	$7,182,751	3.61%
Originated and refinanced:
Fixed	316,581	4.39	329,986	3.94
Adjustable	260,058	4.87	128,499	4.33
Purchased and participations:
Fixed	136,974	4.83	284,370	3.87
Adjustable	64,000	4.57	142,768	3.71
Change in undisbursed loan funds	39,927		(22,900)
Repayments	(822,533)		(817,697)
Principal recoveries/(charge-offs), net	123		(54)
Other	(1,034)		(1,554)
Ending balance	$7,501,741	3.83	$7,226,169	3.66

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Commercial loan renewals are not included in the activity in the following table except to the extent new funds are disbursed at the time of renewal. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2019			June 30, 2019
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$21,097	3.62%	9.4%	$58,025	4.00%	7.4%
> 15 years	103,515	4.13	46.1	276,642	4.38	35.6
One- to four-family construction	9,362	3.92	4.2	37,641	4.38	4.8
Commercial:
Commercial real estate	2,813	5.42	1.2	25,642	6.29	3.3
Commercial and industrial	5,058	4.98	2.3	11,416	5.16	1.5
Commercial construction	7,061	5.57	3.1	36,980	4.94	4.8
Home equity	1,317	6.44	0.6	3,700	6.26	0.5
Other	1,095	5.94	0.5	3,509	5.07	0.5
Total fixed-rate	151,318	4.20	67.4	453,555	4.53	58.4

Adjustable-rate:
One- to four-family:
<= 36 months	333	3.18	0.1	8,020	3.73	1.0
> 36 months	35,922	3.59	16.0	99,069	3.87	12.7
One- to four-family construction	3,079	3.48	1.4	14,791	4.08	1.9
Commercial:
Commercial real estate	3,347	5.73	1.5	96,930	4.83	12.5
Commercial and industrial	10,896	5.80	4.8	24,846	5.61	3.2
Commercial construction	1,049	6.38	0.5	29,699	5.39	3.8
Home equity	18,020	6.35	8.0	48,896	6.35	6.3
Other	713	3.74	0.3	1,807	3.38	0.2
Total adjustable-rate	73,359	4.73	32.6	324,058	4.81	41.6

Total originated, refinanced and purchased	$224,677	4.37	100.0%	$777,613	4.64	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$23,547	4.43		$87,097	4.45
Participations - commercial	5,900	5.50		49,877	5.49
Total fixed-rate purchased/participations	29,447	4.65		136,974	4.83

Adjustable-rate:
Correspondent - one- to four-family	10,018	3.85		35,350	3.93
Participations - commercial	—	—		28,650	5.35
Total adjustable-rate purchased/participations	10,018	3.85		64,000	4.57

Total purchased/participation loans	$39,465	4.44		$200,974	4.75

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in March 2019, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2019					September 30, 2018
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,853,289	59.0%	768	62%	$139	$3,965,692	58.6%	767	62%	$138
Correspondent purchased	2,417,307	37.0	764	66	373	2,505,987	37.1	764	67	378
Bulk purchased	264,256	4.0	762	61	305	293,607	4.3	758	62	304
	$6,534,852	100.0%	766	63	186	$6,765,286	100.0%	765	64	186

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current year nine month period, $14.0 million and $38.9 million, respectively, were refinanced from other lenders.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2019			June 30, 2019
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$119,600	80%	761	$329,026	78%	757
Refinanced by Bank customers	20,143	67	748	42,715	67	747
Correspondent purchased	33,565	74	760	122,447	74	762
	$173,308	77	759	$494,188	76	757

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the nine month period ended June 30, 2019.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2019			June 30, 2019
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$125,156	72.2%	3.87%	$328,783	66.5%	4.19%
Missouri	28,413	16.4	3.99	77,727	15.7	4.25
Texas	11,932	6.9	4.22	51,366	10.4	4.19
Other states	7,807	4.5	4.31	36,312	7.4	4.36
	$173,308	100.0%	3.93	$494,188	100.0%	4.21

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of June 30, 2019, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$9,567	$38,271	$23,201	$71,039	3.73%
Correspondent	1,978	35,238	7,307	44,523	4.33
	$11,545	$73,509	$30,508	$115,562	3.96

Rate	3.50%	4.21%	3.54%

Commercial Loans: During the current year nine month period, the Bank originated $147.0 million of commercial loans and entered into commercial real estate loan participations totaling $78.5 million, which included $64.5 million of commercial real estate construction loans.

The following table presents the Bank's commercial real estate loans and loan commitments by industry classification, as defined by the North American Industry Classification System, as of June 30, 2019. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $483.2 million at a weighted average rate of 4.40% and adjustable-rate loans totaling $378.9 million at a weighted average rate of 5.03%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at June 30, 2019 having shorter terms to maturity.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Real estate rental and leasing	$247,817	$52,334	$300,151	$8,899	$309,050	33.4%
Health care and social assistance	210,921	43,316	254,237	5,000	259,237	28.0
Accommodation and food services	161,503	30,371	191,874	40,000	231,874	25.0
Arts, entertainment, and recreation	35,068	—	35,068	—	35,068	3.8
Retail trade	27,610	2,585	30,195	—	30,195	3.3
Construction	14,880	2,123	17,003	—	17,003	1.8
Other	32,706	846	33,552	9,825	43,377	4.7
	$730,505	$131,575	$862,080	$63,724	$925,804	100.0%

Weighted average rate	4.59%	5.14%	4.68%	5.51%	4.73%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of June 30, 2019.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$281,901	$15,974	$297,875	$14,324	$312,199	33.7%
Missouri	203,019	40,473	243,492	9,400	252,892	27.3
Texas	155,458	55,369	210,827	40,000	250,827	27.1
Nebraska	26,142	7,689	33,831	—	33,831	3.6
Kentucky	17,253	8,306	25,559	—	25,559	2.8
Colorado	9,289	—	9,289	—	9,289	1.0
Other	37,443	3,764	41,207	—	41,207	4.5
	$730,505	$131,575	$862,080	$63,724	$925,804	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of June 30, 2019.

Amount
(Dollars in thousands)
Greater than $30 million	$225,533
>$15 to $30 million	243,437
>$10 to $15 million	59,160
>$5 to $10 million	88,730
$1 to $5 million	203,205
Less than $1 million	193,555
$1,013,620

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Of the loans 30 to 89 days delinquent at June 30, 2019, approximately 79% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	94	$7,749	79	$8,694	118	$9,765	129	$10,647	104	$7,639
Correspondent purchased	14	3,727	13	4,133	10	1,969	18	3,803	6	1,757
Bulk purchased	13	2,249	13	2,722	15	2,780	15	3,502	16	3,773
Commercial	12	1,699	13	1,361	2	64	6	322	1	40
Consumer	43	630	37	481	42	744	38	533	30	363
	176	$16,054	155	$17,391	187	$15,322	206	$18,807	157	$13,572
30 to 89 days delinquent loans
to total loans receivable, net		0.21%		0.23%		0.20%		0.25%		0.19%

	Non-Performing Loans and OREO at:
	June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	58	$5,069	67	$5,172	69	$5,301	67	$5,040	64	$5,043
Correspondent purchased	2	871	3	918	5	1,093	1	449	4	863
Bulk purchased	7	2,194	10	2,782	10	3,137	11	3,045	8	2,597
Commercial	—	—	—	—	—	—	—	—	—	—
Consumer	25	437	27	567	28	513	30	569	27	425
	92	8,571	107	9,439	112	10,044	109	9,103	103	8,928

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.11%		0.12%		0.13%		0.12%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	15	$1,057	18	$1,761	17	$1,584	19	$1,482	24	$2,469
Correspondent purchased	—	—	—	—	1	298	2	396	1	95
Bulk purchased	2	374	—	—	—	—	—	—	1	340
Commercial	1	7	2	1,712	2	1,776	—	—	—	—
Consumer	2	4	3	14	3	13	2	9	4	68
	20	1,442	23	3,487	23	3,671	23	1,887	30	2,972
Total non-performing loans	112	10,013	130	12,926	135	13,715	132	10,990	133	11,900

Non-performing loans as a percentage of total loans		0.13%		0.17%		0.18%		0.15%		0.16%

OREO:
One- to four-family:
Originated(2)	8	$546	5	$549	4	$588	8	$843	4	$208
Bulk purchased	—	—	1	322	1	322	1	454	2	689
Commercial	1	600	1	600	1	600	1	600	—	—
Consumer	—	—	—	—	—	—	—	—	—	—
	9	1,146	7	1,471	6	1,510	10	1,897	6	897
Total non-performing assets	121	$11,159	137	$14,397	141	$15,225	142	$12,887	139	$12,797

Non-performing assets as a percentage of total assets		0.12%		0.15%		0.16%		0.14%		0.14%

(1)	Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements even if the loans are current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in special mention loans during the current quarter was due primarily to one $50.0 million commercial real estate loan. The loan relates to a recently opened large hotel and convention center in a high growth area in the central-southern United States. Management has identified credit weaknesses associated with this loan, including a debt service coverage ratio below policy, the development surrounding the hotel and convention center has been slower than initially anticipated, and construction delays have occurred. The Bank has personal guarantees from members of a financially strong borrowing group. Due to the identified credit weaknesses, management made the decision to classify the loan as special mention during the current quarter. Management continues to closely monitor the hotel and convention center and surrounding activities.

	June 30, 2019		March 31, 2019		September 30, 2018
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,528	$25,657	$11,943	$28,774	$9,705	$32,866
Commercial	55,021	5,999	5,330	1,712	2,456	1,793
Consumer	172	696	126	882	298	911
	$67,721	$32,352	$17,399	$31,368	$12,459	$35,570

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
	(Dollars in thousands)
Balance at beginning of period	$8,619	$8,558	$8,463	$8,344	$8,390
Charge-offs:
One- to four-family	(45)	(10)	(46)	(14)	(51)
Commercial	—	—	—	—	—
Consumer	(16)	(2)	(10)	—	(3)
Total charge-offs	(61)	(12)	(56)	(14)	(54)
Recoveries:
One- to four-family	3	19	92	123	4
Commercial	17	25	2	—	—
Consumer	8	29	57	10	4
Total recoveries	28	73	151	133	8
Net (charge-offs) recoveries	(33)	61	95	119	(46)
Provision for credit losses	450	—	—	—	—
Balance at end of period	$9,036	$8,619	$8,558	$8,463	$8,344

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	0.26	(0.41)	(0.68)	(0.93)	0.33
ACL to non-performing loans at end of period	90.24	66.68	62.40	77.01	70.12
ACL to loans receivable, net at end of period	0.12	0.11	0.11	0.11	0.12
ACL to net charge-offs (annualized)	68.1x	N/M(1)	N/M(1)	N/M(1)	45.3x

	For the Nine Months Ended
	June 30,
	2019	2018
	(Dollars in thousands)
Balance at beginning of period	$8,463	$8,398
Charge-offs:
One- to four-family	(101)	(250)
Commercial	—	—
Consumer	(28)	(38)
Total charge-offs	(129)	(288)
Recoveries:
One- to four-family	114	217
Commercial	44	—
Consumer	94	17
Total recoveries	252	234
Net recoveries (charge-offs)	123	(54)
Provision for credit losses	450	—
Balance at end of period	$9,036	$8,344

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(1.02)	0.35
ACL to net charge-offs (annualized)	N/M(1)	116.8x

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below.  Each quarter, we prepare a formula analysis model which segregates the loan portfolio into categories based on certain risk characteristics.   Historical loss factors and qualitative factors are applied to each loan category in the formula analysis model.  The factors are reviewed by management quarterly to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  The historical loss factors and qualitative factors continue to improve for our one-to four-family portfolio.  To the extent the commercial loan portfolio continues to grow and the inherent loss factors remain relatively constant, the related ACL amounts are expected to increase as well. During the current quarter, the Bank recorded a $450 thousand provision for credit losses due mainly to the classification of a $50.0 million commercial real estate loan as special mention, along with commercial loan growth.  In addition to the formula analysis model, management considers several other internal and external data elements when evaluating the overall adequacy of the ACL.  Management considers the overall ACL to be adequate for the loan portfolio at June 30, 2019.

	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
	(Dollars in thousands)
One- to four-family:
Originated	$2,019	$2,157	$2,740	$2,933	$3,008
Correspondent purchased	1,275	1,392	1,748	1,861	1,923
Bulk purchased	742	802	836	925	1,000
Construction	17	16	21	20	21
Total	4,053	4,367	5,345	5,739	5,952
Commercial:
Commercial real estate	3,394	2,783	2,056	1,801	1,784
Commercial and industrial	256	224	55	21	—
Construction	1,182	1,081	923	734	446
Total	4,832	4,088	3,034	2,556	2,230
Consumer	151	164	179	168	162
Total	$9,036	$8,619	$8,558	$8,463	$8,344

Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, replaces the current incurred loss impairment methodology in GAAP. The new impairment methodology requires an entity to measure, at each reporting date, the expected credit losses of financial assets not measured at fair value, such as loans and loan commitments, over their contractual lives. This ASU is effective for the Company on October 1, 2020. The Company is working with a third-party vendor solution to implement the new impairment methodology. While we are currently unable to reasonably estimate the impact of adopting this ASU, we expect the impact of adoption will be influenced by the composition of our loan and securities portfolios as well as the economic conditions and forecasts at the time of adoption.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 74% of our securities portfolio at June 30, 2019. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	June 30, 2019			March 31, 2019			September 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$647,484	2.47%	3.0	$671,771	2.47%	3.2	$732,095	2.43%	3.0
U.S. government-sponsored enterprise debentures	252,795	2.35	1.0	268,375	2.44	1.0	268,525	2.09	2.3
Municipal bonds	21,107	1.63	1.0	21,155	1.61	1.3	24,574	1.56	1.8
Total fixed-rate securities	921,386	2.42	2.4	961,301	2.44	2.6	1,025,194	2.32	2.8

Adjustable-rate securities:
MBS	321,693	3.11	4.3	308,134	3.12	4.9	305,688	2.89	4.5
Total securities portfolio	$1,243,079	2.60	2.9	$1,269,435	2.61	3.1	$1,330,882	2.45	3.2

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	June 30, 2019			March 31, 2019			December 31, 2018			September 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$985,294	2.67%	3.7	$972,543	2.62%	3.6	$1,036,990	2.57%	3.4	$958,269	2.46%	3.7
Maturities and repayments	(74,335)			(62,702)			(67,214)			(77,985)
Net amortization of (premiums)/discounts	(375)			(310)			(349)			(624)
Purchases:
Fixed	23,620	2.74	3.8	28,921	2.89	5.1	—	—	—	74,178	3.11	3.7
Adjustable	40,362	2.79	4.5	43,776	2.69	4.3	—	—	—	—	—	—
Securities added in CCB acquisition, net	—	—	—	—	—	—	—	—	—	85,741	3.13	2.5
Change in valuation on AFS securities	4,690			3,066			3,116			(2,589)
Ending balance - carrying value	$979,256	2.68	3.4	$985,294	2.67	3.7	$972,543	2.62	3.6	$1,036,990	2.57	3.4

	For the Nine Months Ended
	June 30, 2019			June 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,036,990	2.57%	3.4	$942,447	2.28%	3.5
Maturities and repayments	(204,251)			(199,479)
Net amortization of (premiums)/discounts	(1,034)			(2,344)
Purchases:
Fixed	52,541	2.82	4.5	127,693	2.82	4.3
Adjustable	84,138	2.74	4.4	94,028	2.42	4.2
Change in valuation on AFS securities	10,872			(4,076)
Ending balance - carrying value	$979,256	2.68	3.4	$958,269	2.46	3.7

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	June 30, 2019			March 31, 2019			December 31, 2018			September 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$288,894	2.38%	1.0	$264,782	2.14%	1.8	$289,942	2.05%	2.2	$261,614	1.95%	2.2
Maturities, calls and sales	(65,781)			(76,635)			(26,665)			(2,010)
Net amortization of (premiums)/discounts	153			(39)			(39)			(48)
Purchases:
Fixed	50,000	2.60	1.0	99,809	2.67	0.7	—	—	—	24,996	3.01	3.0
Securities added in CCB acquisition, net	—	—	—	—	—	—	—	—	—	5,855	2.12	1.0
Change in valuation on AFS securities	729			977			1,544			(465)
Ending balance - carrying value	$273,995	2.30	1.0	$288,894	2.38	1.0	$264,782	2.14	1.8	$289,942	2.05	2.2

	For the Nine Months Ended
	June 30, 2019			June 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$289,942	2.05%	2.2	$301,122	1.33%	1.5
Maturities, calls and sales	(169,081)			(127,828)
Net amortization of (premiums)/discounts	75			(134)
Purchases:
Fixed	149,809	2.65	0.8	90,564	2.80	1.5
Change in valuation on AFS securities	3,250			(2,110)
Ending balance - carrying value	$273,995	2.30	1.0	$261,614	1.95	2.2

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2019			March 31, 2019			September 30, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$362,216	—%	6.5%	$361,126	—%	6.3%	$336,454	—%	6.0%
Interest-bearing checking	744,183	0.09	13.3	768,856	0.08	13.5	724,066	0.08	12.9
Savings	327,077	0.05	5.9	361,204	0.06	6.3	352,896	0.07	6.3
Money market	1,244,039	0.71	22.3	1,287,753	0.72	22.6	1,252,881	0.47	22.4
Retail/business certificates of deposit	2,560,469	2.01	45.9	2,522,044	1.93	44.3	2,529,368	1.79	45.1
Public unit certificates of deposit	342,887	2.32	6.1	400,128	2.22	7.0	407,689	1.89	7.3
	$5,580,871	1.24	100.0%	$5,701,111	1.19	100.0%	$5,603,354	1.06	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of June 30, 2019.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$46,351	$3,105	$182	$7	$49,645	0.69%
1.00 – 1.99%	785,713	364,142	231,544	56,969	1,438,368	1.76
2.00 – 2.99%	684,229	167,525	162,141	401,207	1,415,102	2.38
3.00 – 3.99%	—	—	—	241	241	3.00
	$1,516,293	$534,772	$393,867	$458,424	$2,903,356	2.05

Percent of total	52.2%	18.4%	13.6%	15.8%
Weighted average rate	1.94	1.98	2.12	2.40
Weighted average maturity (in years)	0.5	1.4	2.5	3.5	1.4
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of June 30, 2019.

	FHLB Advances Amount		Repurchase
Maturity by		Interest rate	Agreements	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Amount	Rate	Rate(2)
	(Dollars in thousands)
2019	$100,000	$275,000	$—	2.32	2.38
2020	350,000	365,000	100,000	2.30	2.35
2021	550,000	—	—	2.27	2.27
2022	200,000	—	—	2.23	2.23
2023	100,000	—	—	1.82	1.82
2024	100,000	—	—	3.39	3.39
	$1,400,000	$640,000	$100,000	2.32	2.35

(1)
Represents 12-month adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed each year until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 4.6 years at June 30, 2019.

(2)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of June 30, 2019, the Bank had $100.0 million outstanding on its FHLB line of credit which was not related to the leverage strategy. The average rate paid on FHLB line of credit borrowings during the current year nine month period was 2.58%.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of June 30, 2019.

	Retail/Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2019	$284,425	1.65%	$107,541	2.10%	$375,000	2.38%	$766,966	2.07%
December 31, 2019	327,130	1.80	97,274	2.32	350,000	2.40	774,404	2.14
March 31, 2020	226,927	1.81	32,767	2.69	65,000	2.57	324,694	2.05
June 30, 2020	390,983	2.09	49,246	2.45	200,000	2.35	640,229	2.20
	$1,229,465	1.86	$286,828	2.30	$990,000	2.40	$2,506,293	2.12

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2019			March 31, 2019			December 31, 2018			September 30, 2018
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,240,000	2.29%	2.8	$2,181,186	2.31%	3.0	$2,185,052	2.17%	2.9	$2,175,000	2.10%	2.7
Maturities:
FHLB advances	(200,000)	2.11		—	—		(300,000)	1.73		(275,000)	2.17
CCB acquisition - junior subordinated debentures assumed (redeemed)	—	—	—	(6,186)	10.60	11.5	(3,866)	5.82	13.5	10,052	8.75	12.7
New FHLB borrowings:
Fixed-rate	—	—	—	—	—	—	100,000	3.39	5.0	—	—	—
Interest rate swaps(1)	100,000	3.09	9.0	65,000	2.57	5.0	200,000	2.46	3.5	275,000	2.53	5.6
Ending balance	$2,140,000	2.35	2.6	$2,240,000	2.29	2.8	$2,181,186	2.31	3.0	$2,185,052	2.17	2.9

	For the Nine Months Ended
	June 30, 2019			June 30, 2018
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,185,052	2.17%	2.9	$2,375,000	2.16%	2.7
Maturities:
FHLB advances	(500,000)	1.88		(200,000)	2.68
Repurchase agreements	—	—		(100,000)	3.35
CCB acquisition - junior subordinated debentures assumed (redeemed)	(10,052)	8.76	12.3	—	—
New FHLB borrowings:
Fixed-rate	100,000	3.39	5.0
Interest rate swaps(1)	365,000	2.66	5.3	100,000	2.92	10.0
Ending balance	$2,140,000	2.35	2.6	$2,175,000	2.10	2.7

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At June 30, 2019, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $363.5 million, or 3.92% of total assets, compared to $433.5 million, or 4.54% of total assets, at March 31, 2019. The decrease in the one-year gap amount was due primarily to a decrease in the amount of cash held at June 30, 2019 compared to March 31, 2019, as well as an increase in the amount of certificates of deposit projected to reprice over the next twelve months, partially offset by lower interest rates as of June 30, 2019 compared to March 31, 2019. As interest rates fall, borrowers have more economic incentive to refinance their mortgages and agency debt issuers have more economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in higher projected cash flows on these assets.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2019, the Bank's one-year gap is projected to be $(477.0) million, or (5.14)% of total assets. The decrease in the gap compared to no change in rates is due to lower anticipated cash flows in the higher rate environment. This compares to a one-year gap of $(271.1) million, or (2.84)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2019.

During the current quarter, loan repayments totaled $321.4 million and cash flows from the securities portfolio totaled $140.1 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and repriced into current market interest rates during the current quarter were $590.2 million, including $200.0 million in FHLB borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of June 30, 2019 was 1.3 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of June 30, 2019 was 2.6 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Security purchases over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise into higher-yielding assets.

In addition to the wholesale strategies, the Bank has sought to increase non-maturity deposits and long-term certificates of deposit. Non-maturity deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances.

Over the last few years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. More recently, the Bank began pricing short-term certificates of deposit more aggressively as the Bank reduces its usage of public unit certificates of deposit, which are generally large dollar, short-term funds. This strategy is intended to allow the Bank to more quickly reprice funds lower relative to the rest of the deposit portfolio, as it is management's expectation that short-term interest rates will decrease in the near term.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2019. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$273,995	2.30%	0.7	21.8%	3.1%
MBS - fixed	653,803	2.47	3.1	52.2	7.3
MBS - adjustable	325,453	3.11	2.6	26.0	3.7
Total securities	1,253,251	2.60	2.4	100.0%	14.1
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,036,186	3.14	3.7	13.8%	11.7
> 15 years	4,433,682	3.89	5.6	59.1	49.8
Fixed-rate commercial	456,893	4.71	3.2	6.1	5.1
All other fixed-rate loans	51,275	5.31	3.3	0.7	0.6
Total fixed-rate loans	5,978,036	3.84	5.1	79.7	67.2
Adjustable-rate one- to four-family:
<= 36 months	224,114	2.33	3.2	3.0	2.5
> 36 months	840,870	3.39	2.3	11.2	9.5
Adjustable-rate commercial	341,855	5.16	7.5	4.5	3.8
All other adjustable-rate loans	116,866	6.10	1.6	1.6	1.3
Total adjustable-rate loans	1,523,705	3.84	3.6	20.3	17.1
Total loans receivable	7,501,741	3.84	4.8	100.0%	84.3
FHLB stock	100,109	7.48	1.3		1.1
Cash and cash equivalents	43,051	2.34	—		0.5
Total interest-earning assets	$8,898,152	3.70	4.4		100.0%

Non-maturity deposits	$2,677,515	0.36	14.6	48.0%	34.2%
Retail/business certificates of deposit	2,560,469	2.01	1.5	45.9	32.7
Public unit certificates of deposit	342,887	2.32	0.6	6.1	4.4
Total deposits	5,580,871	1.24	7.7	100.0%	71.3
Term borrowings	2,140,000	2.35	2.6	95.5%	27.4
FHLB line of credit	100,000	2.56	—	4.5	1.3
Total borrowings	2,240,000	2.36	2.5	100.0%	28.7
Total interest-bearing liabilities	$7,820,871	1.56	6.2		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at June 30, 2019, as well as selected performance ratios and other information as of the dates and for the periods shown. The leverage strategy was not in place at June 30, 2019, so the yields/rates presented at June 30, 2019 in the table below do not reflect this strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Nine Months Ended
	June 30,	June 30, 2019			June 30, 2018
	2019	Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	3.66%	$6,724,022	$182,121	3.61%	$6,791,778	$178,886	3.51%
Commercial loans	4.90	683,827	25,310	4.88	290,502	9,230	4.19
Consumer loans	6.29	136,770	6,432	6.29	124,430	5,160	5.54
Total loans receivable(1)	3.84	7,544,619	213,863	3.78	7,206,710	193,276	3.57
MBS(2)	2.68	989,896	19,437	2.62	952,239	16,563	2.32
Investment securities(2)(3)	2.30	281,780	4,781	2.26	300,347	3,395	1.51
FHLB stock	7.48	103,151	5,667	7.34	184,275	9,115	6.61
Cash and cash equivalents(4)	2.34	169,641	2,921	2.27	1,943,369	22,230	1.51
Total interest-earning assets(1)(2)	3.70	9,089,087	246,669	3.61	10,586,940	244,579	3.08
Other non-interest-earning assets		374,632			306,598
Total assets		$9,463,719			$10,893,538

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.06	$1,073,089	451	0.06	$868,636	233	0.04
Savings	0.05	348,919	156	0.06	363,808	1,027	0.38
Money market	0.71	1,265,186	6,690	0.71	1,190,407	3,103	0.35
Retail/business certificates	2.01	2,507,533	35,219	1.88	2,436,347	29,084	1.60
Wholesale certificates	2.32	388,943	6,214	2.14	413,821	4,581	1.48
Total deposits	1.24	5,583,670	48,730	1.17	5,273,019	38,028	0.96
FHLB borrowings(5)	2.35	2,269,952	39,036	2.29	4,000,632	55,190	1.83
Other borrowings	2.53	104,724	2,324	2.92	129,495	2,665	2.71
Total borrowings	2.36	2,374,676	41,360	2.32	4,130,127	57,855	1.86
Total interest-bearing liabilities	1.56	7,958,346	90,090	1.51	9,403,146	95,883	1.36
Other non-interest-bearing liabilities		138,640			124,551
Stockholders' equity		1,366,733			1,365,841
Total liabilities and stockholders' equity		$9,463,719			$10,893,538

Net interest income(6)			$156,579			$148,696
Net interest rate spread(7)(8)	2.14			2.10			1.72
Net interest-earning assets		$1,130,741			$1,183,794
Net interest margin(8)(9)				2.30			1.87
Ratio of interest-earning assets to interest-bearing liabilities				1.14x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)				1.01%			0.95%
Return on average equity (annualized)(8)				7.01			7.57
Average equity to average assets				14.44			12.54
Operating expense ratio(10)				1.14			0.86
Efficiency ratio(8)(11)				46.68			42.54
Pre-tax yield on leverage strategy(12)				0.03			0.15

	For the Three Months Ended
	June 30, 2019			March 31, 2019
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,631,716	$59,813	3.61%	$6,746,611	$61,325	3.64%
Commercial loans	783,024	9,522	4.81	680,110	8,186	4.80
Consumer loans	133,573	2,099	6.30	137,342	2,146	6.33
Total loans receivable(1)	7,548,313	71,434	3.78	7,564,063	71,657	3.79
MBS(2)	1,001,622	6,613	2.64	959,897	6,301	2.63
Investment securities(2)(3)	290,755	1,835	2.52	272,218	1,505	2.21
FHLB stock	101,408	1,865	7.38	99,725	1,831	7.45
Cash and cash equivalents(4)	77,603	464	2.36	124,444	743	2.39
Total interest-earning assets(1)(2)	9,019,701	82,211	3.64	9,020,347	82,037	3.64
Other non-interest-earning assets	386,218			370,396
Total assets	$9,405,919			$9,390,743

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,092,612	157	0.06	$1,076,504	149	0.06
Savings	332,269	43	0.05	358,733	56	0.06
Money market	1,273,559	2,249	0.71	1,275,504	2,269	0.72
Retail/business certificates	2,524,213	12,248	1.95	2,491,814	11,492	1.87
Wholesale certificates	388,877	2,212	2.28	401,722	2,130	2.15
Total deposits	5,611,530	16,909	1.21	5,604,277	16,096	1.16
FHLB borrowings(5)	2,200,222	12,981	2.35	2,203,872	12,525	2.30
Other borrowings	100,000	640	2.53	104,399	819	3.14
Total borrowings	2,300,222	13,621	2.36	2,308,271	13,344	2.33
Total interest-bearing liabilities	7,911,752	30,530	1.54	7,912,548	29,440	1.51
Other non-interest-bearing liabilities	131,796			123,280
Stockholders' equity	1,362,371			1,354,915
Total liabilities and stockholders' equity	$9,405,919			$9,390,743

Net interest income(6)		$51,681			$52,597
Net interest rate spread(7)(8)			2.10			2.13
Net interest-earning assets	$1,107,949			$1,107,799
Net interest margin(8)(9)			2.29			2.33
Ratio of interest-earning assets
to interest-bearing liabilities			1.14x			1.14x

Selected performance ratios:
Return on average assets (annualized)(8)			0.97%			1.05%
Return on average equity (annualized)(8)			6.72			7.25
Average equity to average assets			14.48			14.43
Operating expense ratio(10)			1.18			1.11
Efficiency ratio(8)(11)			48.28			45.38
Pre-tax yield on leverage strategy(12)			—			—

(1)	Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	AFS securities are adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $22.2 million and $25.4 million for the nine months ended June 30, 2019 and 2018, respectively, and $21.1 million and $22.0 million for the quarters ended June 30, 2019 and March 31, 2019, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $73.5 million and $1.75 billion for the nine months ended June 30, 2019 and 2018, respectively. There were no cash and cash equivalents related to the leverage strategy during the quarters ended June 30, 2019 and March 31, 2019.

(5)
Included in this line, for the nine months ended June 30, 2019 and 2018, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $76.9 million and $1.84 billion, respectively, and interest paid of $1.4 million and $21.8 million, respectively, at a weighted average rate of 2.36% and 1.56%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.19 billion and $2.16 billion, respectively, and interest paid of $37.7 million and $33.4 million, respectively, at a weighted average rate of 2.29% and 2.06%, respectively. There were no FHLB borrowings related to the leverage strategy during the quarters ended June 30, 2019 and March 31, 2019. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Nine Months Ended
	June 30, 2019			June 30, 2018
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	1.01%	(0.01)%	1.02%	0.95%	(0.17)%	1.12%
Return on average equity (annualized)	7.01	—	7.01	7.57	0.17	7.40
Net interest margin	2.30	(0.02)	2.32	1.87	(0.36)	2.23
Net interest rate spread	2.10	(0.02)	2.12	1.72	(0.32)	2.04
Efficiency Ratio	46.68	—	46.68	42.54	(0.38)	42.92

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.